                                                                   EXHIBIT 99.2

NATURAL RESOURCE PARTNERS L.P.
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE
[GRAPHIC OMITTED]

                            INVESTOR GROUPS PURCHASE
                       PORTION OF ARCH COAL'S INTEREST IN
                            NATURAL RESOURCE PARTNERS

HOUSTON, DECEMBER 22, 2003 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today announced that Corbin J. Robertson, Jr., Chairman and Chief Executive Officer of NRP, First Reserve Corporation and the management of NRP have formed an investor group that purchased the subordinated units of Arch Coal, Inc. (NYSE:ACI) for $111 million. In addition, Mr. Robertson and a private group of investors consisting of several of the original sponsors of NRP have purchased the interests in NRP's general partner and the incentive distribution rights in NRP held by Arch for $4 million.

The interests that Arch sold include 4,796,920 subordinated units, 42.25% of NRP's general partner, and the 10% of the incentive distribution rights owned separately by Arch. The general partner owns 65% of the incentive distribution rights of NRP. The transactions do not include the 2,895,670 common units owned by Arch.

 "Arch Coal has been a great partner and will continue to be a valuable and significant lessee of NRP. NRP has four leases with Arch Coal that account for approximately 15% of NRP's revenues," said Corbin J. Robertson, Jr, Chairman and Chief Executive Officer.

As a result of the transaction, Steven F. Leer, President and Chief Executive Officer of Arch Coal, will step down from the board of directors of NRP and will be replaced by Alex T. Krueger. Mr. Krueger joined First Reserve in 1999 as a Vice President and is focused on First Reserve's investment efforts in the coal and energy infrastructure sectors. Mr. Krueger also serves on the board of Alpha Natural Resources LLC, a significant lessee of NRP, as well as the boards of Pine Mountain Oil and Gas, Inc. and Aquilex Services Corporation. Prior to joining First Reserve, Mr. Krueger worked in the Houston office of Donaldson, Lufkin & Jenrette in the Energy Group. He holds Bachelor of Science in Chemical Engineering and Bachelor of Science in Economics degrees from the University of Pennsylvania. In addition to Mr. Krueger, First Reserve has the right to nominate an independent director to the board of directors of NRP, and expects to do so in the first quarter of 2004.

First Reserve is the leading private equity firm specializing in the energy industry with $2.6 billion under management. For additional information on First Reserve, please visit http://www.firstreserve.com.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

03-20
                                     -end -